UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

Definitive Information Statement

TRUDY CORPORATION
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)
☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:
N/A

(2)	Aggregate number of securities to which transaction applies:
N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum value of the transaction is $3,589,000, consisting of promissory note in principal amount of $225,000, equity in the Buyer valued at $71,000, and assumed liabilities of Seller in the amount of $3,293,000. The filing fee was determined by multiplying the proposed maximum value of the transaction by 0.0000713.

(4)	Proposed maximum aggregate value of transaction:
$3,589,000

(5)	Total fee paid:
$255.90

☐	Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

Schedule 14C Information Statement

(3)	Filing Party:

Trudy Corporation

(4)	Date Filed:

March 19, 2010

TRUDY CORPORATION
353 MAIN AVENUE
NORWALK, CT 06851
(203) 846-2274

PRELIMINARY INFORMATION STATEMENT

March , 2010
To Our Stockholders:

We are furnishing this Information Statement to the holders of the Common Stock of Trudy Corporation, a Delaware corporation (the “Company”), in connection with stockholder approval of (a) the sale of substantially all the assets of the Company to, and assumption of certain liabilities of the Company by, MMAC, LLC, a Delaware limited liability company (“MMAC”), pursuant to an asset purchase agreement dated as of December 18, 2009, and (b) the dissolution of the Company as soon as practicable after the closing of the sale, subject to the condition described in this Information Statement. A copy of the asset purchase agreement was included with our Form 8-K filed with the Securities and Exchange Commission on December 23, 2009. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the asset purchase agreement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Holders of our Common Stock will not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all the assets to MMAC, LLC, or in connection with the dissolution of the Company.

An Independent Committee of our Board of Directors, composed solely of outside Directors, after a review of all the relevant facts and circumstances, unanimously determined that the consideration to be paid by MMAC to acquire such assets and assume such liabilities constituted fair value to the Company’s creditors and shareholders, and recommended to our full Board of Directors that it approve the asset purchase agreement and the transactions contemplated thereby.

Our Board of Directors thereafter (with William W. Burnham and Alice B. Burnham having recused themselves) (i) accepted and approved the report of the Independent Committee; (ii) determined that the asset purchase agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, the Company and its stockholders, (iii) adopted the asset purchase agreement and the transactions contemplated thereby, (iv) directed that the asset purchase agreement be submitted to the holders of our Common Stock for their approval; and (v) resolved to recommend that the holders of our Common Stock approve this Agreement.

The sale of substantially all of our assets under Delaware law requires the approval of the holders of a majority of our issued and outstanding Common Stock. The holders of shares representing approximately 51.53% of the total issued and outstanding shares of Common Stock executed a written consent, dated March 17, 2010, which, among other things, approved the asset purchase agreement and the transactions contemplated thereby and authorized the preparation of an Information Statement on Form 14C, the filing thereof with the Securities and Exchange Commission and the mailing thereof to our shareholders. This written consent is the only stockholder approval required pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws. The written consent, dated March 17, 2010, replaced an earlier written consent, dated December 18, 2009, signed by the same stockholders, in order to fully comply with record date legal requirements.

Our Board of Directors also considered alternatives for our Company after the closing of the asset sale and has unanimously (a) authorized the dissolution and liquidation of our Company as soon as practicable after the closing, provided that our management has not determined by such closing an economically viable alternative by which the corporate shell would be sold; (b) authorized the removal of our Common Stock from trading through the facilities of the pink sheets and the deregistration of our Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934; (c) directed that the proposed dissolution be submitted to the holders of our Common Stock for their approval; and (d) resolved to recommend that the holders of our Common Stock approve such dissolution.

Dissolution of our Company under Delaware law requires the approval of the holders of a majority of our issued and outstanding Common Stock. The same stockholders, representing approximately 51.53% of the total issued and outstanding shares of Common Stock, who executed the written consent approving the asset sale have also executed a separate written consent, also dated March 17, 2010, approving the dissolution of our Company, provided our management has not determined an economically viable alternative. As was the case with the stockholder approval of the asset sale, this written consent is the only stockholder approval required pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws.

Should our Company be dissolved and liquidated, it is highly unlikely that stockholders will receive any distribution whatsoever. Alternatively, should a sale of the shell be determined to be economically viable, it would most likely be accomplished by a reverse merger of an operating company into our Company. Our stockholders would retain their stock in our Company but be diluted by the issuance of additional shares of our Company to the stockholders of the merged operating company. In any event, such a reverse merger could result in a benefit to our stockholders. It is also possible that a sale of the shell could be accomplished so that the Company would receive some form of consideration directly from another party. In that event, after payment of our Company’s expenses and repayment of the Seller Contingent Note (described below in “MATERIAL TERMS OF THE SALE---The Seller Contingent Note”), there is a possibility that the Company’s stockholders could receive a distribution. However, the Company can provide no assurances that it would be successful in the sale of the shell and stockholders must not assume any benefit would result to them or distribution would be made.

Because written consents of the stockholders entitled to cast a majority of the votes required to approve the sale of substantially all the assets of the Company and to approve and authorize the dissolution of the Company pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws have already been received by the Company, we are not asking for a proxy and you are not requested to send one. The accompanying Information Statement is for information purposes only and explains the sale and possible dissolution. Please read the accompanying Information Statement carefully.

You do not have appraisal or dissenters’ rights under Delaware law, our Certificate of Incorporation or our Bylaws. Please note that only stockholders of record at the close of business on March 17, 2010, will be entitled to receive the Information Statement.

The Company anticipates that the closing of the transaction will take place as soon as practicable after satisfaction of each of the conditions to close set forth in the asset purchase agreement but in any event, no earlier than twenty (20) days after the mailing of this Information Statement. Dissolution of the Company, if no economically viable alternative for sale of the shell exists at the time of closing, is anticipated to occur as soon as practicable after the closing.

Sincerely,

/s/ Ashley C. Andersen Zantop
Ashley C. Andersen Zantop
President and Chief Executive Officer

NEITHER THE ASSET SALE NOR THE ASSET PURCHASE AGREEMENT NOR THE DISSOLUTION OF THE COMPANY HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THE ASSET SALE OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR STATEMENTS (OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT) REGARDING THE ASSET SALE OR DISSOLUTION OR THE OTHER MATTERS DISCUSSED HEREIN AND, IF GIVEN OR MADE, ANY SUCH REPRESENTATIONS OR INFORMATION PROVIDED MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED OR SANCTIONED BY THE COMPANY OR ANY OTHER PERSON.

This information statement is dated March , 2010 and is first being mailed to stockholders on or about March 29, 2010. This Information Statement is furnished for informational purposes only.

TRUDY CORPORATION
353 MAIN AVENUE
NORWALK, CONNECTICUT 06851

Notice of Stockholder Action by Written Consents

March , 2010

NOTICE IS HEREBY GIVEN that (a) the sale of substantially all the assets and assumption of certain liabilities of the Company pursuant to an asset purchase agreement, dated as of December 18, 2009, with MMAC (together with other related actions), and (b) the dissolution of the Company (subject to the condition that Company management has not determined an economically viable alternative) have been approved by written consents, both dated March 17, 2010, executed by stockholders of the Company holding approximately 51.53% (i.e., a majority) of the issued and outstanding shares of Common Stock entitled to vote. The Closing of such sale and assumption shall be held not less than twenty (20) calendar days after the mailing of this Information Statement to stockholders. Dissolution of the Company would occur as soon as practicable after such closing.

This Information Statement is furnished by the Company, in accordance with the requirements of (1) the Delaware General Corporation Law, (2) Regulation 14C of the Securities and Exchange Commission, promulgated under the Securities Exchange Act of 1934, as amended, and (3) the Company’s Bylaws.

Stockholders of record at the close of business on March 17, 2010, the date of such written consents, are entitled to notice of the action approved by the written consents. As of the record date, there were issued and outstanding 700,862,912 shares of common stock, par value $0.0001 per share.

In order to approve the proposed asset sale (and other related actions) and the dissolution, the affirmative vote of the holders of a majority of all issued and outstanding shares of our Common Stock entitled to vote is required. Because the holders of approximately 51.53% of our Common stock have voted by such written consents in favor of the actions described above, no other consents and no other vote by, or proxies from, stockholders will be solicited. This Information Statement will serve as written notice to stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.

-i-

-ii-

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this Information Statement and other materials filed with the Securities and Exchange Commission (the “SEC”) constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “assume”, “believe”, “expect”, “intend”, “plan”, and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, those discussed in this Information Statement under the headings “RISK FACTORS” and “BUSINESS OF TRUDY CORPORATION”.

Neither we nor any other person assumes any responsibility for the accuracy or completeness of such statements. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this document are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act. We do not have a duty to update any of the forward-looking statements to reflect subsequent events or circumstances.

SUMMARY TERM SHEET

This summary contains selected information from this Information Statement and describes material terms of the proposed transaction, but may not contain all of the information that is important to you regarding the transactions contemplated by the sale of substantially all the assets of our Company.

To understand fully the terms of the asset sale and of the dissolution, you should read this Information Statement completely. The Asset Purchase Agreement, dated as of December 18, 2009 (the “Asset Purchase Agreement”), between MMAC and us constitutes the legal document that governs the asset sale. For a more complete description of the terms of the Asset Purchase Agreement and the details of the transaction with MMAC, please see “MATERIAL TERMS OF THE SALE” in this Information Statement and the Asset Purchase Agreement itself, which is included with our Form 8-K filed with the SEC on December 23, 2009. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the Asset Purchase Agreement. For a more complete description of the proposed dissolution of our Company, please see “THE POSSIBLE DISSOLUTION OF TRUDY CORPORATION OR SALE OF CORPORATE SHELL” in this Information Statement.

As of March 17, 2010, the record date for determining our stockholders entitled to receive a copy of this Information Statement, there were issued and outstanding 700,862,912 shares of common stock, par value $0.0001 per share (“Common Stock”), which shares are entitled to one vote per share. Holders of shares representing 51.53% of the votes entitled to be cast, have voted in favor of the Asset Purchase Agreement and in favor of dissolution of our Company by written consents, both dated March 17, 2010, and since the requirements under Delaware law have been satisfied and no further action on the part of our stockholders is required, no other consents will be solicited in connection with this Information Statement.

Our Company, MMAC, Mr. Burnham, Ashley Andersen Zantop, and Fell Herdeg have filed a Schedule 13E-3 transaction statement with the Securities and Exchange Commission (the “SEC”), in connection with the asset sale. We urge you to read the Schedule 13E-3 carefully. See “WHERE TO OBTAIN MORE INFORMATION” on page 31.

Background and Reasons for the Sale (page 12)

In the spring of 2008, our management undertook a review of our long-term prospects to maximize value for our stockholders. Management concluded that the sale of our Company was in the best interests of the shareholders. In addition, William W. Burnham (“Mr. Burnham”), our Chairman and a principal stockholder, informed our Board of Directors that he could no longer fund the operating losses of the Company as he and his wife, Alice B. Burnham (“Mrs. Burnham”) had done for the past several years nor was he willing to convert any of the outstanding stockholder loans to equity. During the period from 2000 through 2009, Mr. and Mrs. Burnham had personally loaned our Company approximately $5.6 million. Of that amount, $2.9 million has been converted to equity at conversion prices per share ranging from $0.01 to $0.03. All of the stockholder loans, currently outstanding in the amount of approximately $2.7 million, are demand loans.

In April 2009, our Company initiated discussions with PCS Edventures!.com (“PCS”) of Boise, Idaho for a possible acquisition of the Company, but by late May 2009, it became evident that reaching agreement with PCS would not be possible. At the same time, we were faced with new financial challenges, including a marked deterioration in revenue, retraction in retail sales and a reduction in school budgets. Total bank and stockholder loans had risen to over $3.8 million and our $850,000 credit line facility was exhausted. Our very material license with Disney Publishing was expiring and our Company did not have the financial resources required to renew the license. Mr. Burnham was unwilling to continue to personally guarantee a required letter of credit, provide collateral therefor and guarantee royalty payments due to Disney. Our Company was essentially insolvent. Management concluded that we would have to look elsewhere for a person or entity interested in acquiring us.

In May 2009, Mr. Burnham contacted Brad Palmer, a private investor. Over the preceding five years, Mr. Palmer had discussed with our Company various forms of investment which he might make in our Company.

Discussions ensued and our Board of Directors on June 4, 2009, authorized management to disengage from negotiations with PCS and to negotiate with Mr. Palmer on the basis of a proposed, non-binding term sheet.

Over the course of the summer and fall of 2009, we negotiated the terms of an asset purchase agreement and ancillary agreements and documents with Mr. Palmer. During that period, demands on our cash increased and we arranged for a series of bridge loans from Myers Education, LLC, an affiliate of Mr. Palmer, to supplement insufficient working capital to finance our operations. The aggregate indebtedness under the bridge loans is currently $419,000 and may increase by an additional $175,000 to an aggregate of $594,000 by Closing.

The Independent Committee of our Board on November 5, 2009, unanimously determined that the consideration to be paid by MMAC to acquire substantially all of our assets and assume certain of our liabilities constituted fair value to our creditors and stockholders, and recommended the transaction to our full Board of Directors. Our Board of Directors, also on November 19 (with Mr. and Mrs. Burnham, having recused themselves) accepted and approved the report of the Independent Committee, and authorized execution and delivery of the asset purchase agreement and approved the transactions contemplated thereby. The definitive Asset Purchase Agreement was executed and delivered by our Company and MMAC on December 18, 2009. We issued a press release on December 18 with respect to the Asset Purchase Agreement and we filed our Current Report on Form 8-K with the SEC on December 23, 2009, attaching the Asset Purchase Agreement as an exhibit to our filing.

Interest of Certain Persons in the Transaction (page 15)

Mr. Burnham and Mrs. Burnham have agreed to the cancellation of approximately $2.7 million of loans made by Mr. Burnham to our Company (with the exception of $50,000 of debt evidenced by the Seller Contingent Note (as described below)) in consideration of the transfer by us at Closing to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration described below.

Mr. Burnham and Mr. Fred Filoon, a Director of our Company, are the holders of 91% and 1%, respectively, of the equity in Noreast Management, LLC, with which MMAC will enter into a new four year lease with Noreast on substantially similar terms as the existing lease with our Company.

At Closing, Mr. Burnham will become an employee at will and Director, Business Development of MMAC. He may be eligible to participate in MMAC’s 2010 Equity Incentive Plan. Ms. Ashley Andersen Zantop (President and Chief Executive Officer and a member of the Board of Directors of our Company) will also become an employee at will and Chief Executive Officer, President and Publisher of MMAC. She will participate in MMAC’s 2010 Equity Incentive Plan. Both Mr. Burnham and Ms. Andersen Zantop will become members of the Board of Directors of MMAC at Closing.

Use of Proceeds (page 16)

The proceeds from the asset sale consist of the Buyer Note (as defined below) and the Buyer Unit Consideration (as defined below). However even after the assumption of certain liabilities of MMAC pursuant to the Asset Purchase Agreement, we still have liabilities of $2,475 million and we have no ability to pay this debt. Therefore, we will transfer the Buyer Note and Buyer Unit Consideration to Mr. Burnham in consideration of the cancellation of this debt (with the exception of $50,000 as described below). There are no proceeds to our Company from the consideration being paid. At the Closing, the Company will retain $50,000 in cash of the debt owed to Mr. Burnham for general corporate purposes. If and to the extent that the Company has not spent the $50,000, any amount remaining will be repaid to Mr. Burnham one year following the Closing pursuant to the Seller Contingent Note.

Risk Factors (page 16)

Principal among significant risks to consummation of the Closing are the following:

●	If our Company is unable to procure the consents required for the transfer of licenses to MMAC.

●
If our Company is unable to deliver to MMAC the consent of Westport National Bank to transfer our current credit facility (“Westport Credit Facility”) to MMAC, on terms and with documentation reasonably satisfactory to MMAC and Westport National Bank, which may include assumption by MMAC of the Westport National Bank, or the entering into of a new replacement facility used by MMAC to repay the Westport Credit Facility.

●	If a Material Adverse Effect (as defined in the Asset Purchase Agreement) occurs prior to Closing.

●	If our Final Closing Date Net Asset Value (“NAV”), is less than negative $200,000 ($-200,000).

Material Terms of the Sale (page 16)

Under the terms of the Asset Purchase Agreement, we have agreed to sell to MMAC and MMAC has agreed to purchase substantially all of our assets. In consideration for the sale, MMAC will assume substantially all of our secured and unsecured liabilities with the exception of debt owed to Mr. Burnham in the principal amount of approximately $2.7 million and tax and environmental liabilities of the Company, if any.

At Closing, we will also receive a promissory note from MMAC in the principal amount of $225,000 (the “Buyer Note”) and an equity interest in MMAC, consisting of 1,000 units of Series A Preferred Units and a yet-to-be-determined number of Common Units (the “Buyer Unit Consideration”), not to exceed 33%, determined in accordance with the net asset value of the Company at Closing. The remaining equity of MMAC will be held by MMAC Holdings, LLC, in consideration of an initial capital contribution of $181,000 in cash. For each $1,000 of liquidation preference of the Series B Preferred and each $1,000 of principal amount of the Bridge Loans, MMAC will issue 1.667 Common Units to MMAC Holdings, LLC. In addition, MMAC may authorize the issuance of Common Units (which will dilute the Common Units held by Mr. Burnham and MMAC Holdings) to certain executives of MMAC pursuant to its 2010 Equity Incentive Plan. It is currently contemplated that at least 20% of the Common Units may be issued pursuant to the Plan.

Mr. Burnham and Mrs. Burnham have agreed to the cancellation of the stockholder loans (with the exception of the Seller Contingent Note in principal amount of up to $50,000) in consideration of the transfer by us to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration at the Closing. Also, Mr. Burnham has agreed to indemnify MMAC and certain affiliates against any loss any of them may suffer as the result of a breach of a representation or warranty contained in the Asset Purchase Agreement by our Company.

The net effect of the foregoing is that Mr. Burnham is releasing his right to be repaid approximately $2.7 million by the Company in exchange for the $225,000 Buyer Note, an equity ownership in MMAC in the form of the Buyer Unit Consideration and his agreement to indemnify MMAC and affiliates. Such release does not, however, include the Seller Contingent Note in the principal amount of up to $50,000.

Holders of our common stock will not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all the assets to MMAC or of the dissolution of our Company. Our Board of Directors authorized at its meeting held on March 17, 2010, the dissolution of our Company as soon as practicable after the closing of the asset sale, provided that our Company management had not determined an economically viable alternative to dissolution. The principal alternative to dissolution would entail the sale of the corporate shell following the sale of substantially all our assets. A sale of the shell would most likely be accomplished by a reverse merger of an operating company into our Company. Our stockholders would retain their stock but be diluted by the issuance of additional shares to the stockholders of the merged operating company. Such a reverse merger could result in a benefit to our stockholders. It is also possible that a sale of the shell could be accomplished so that the Company would receive some form of consideration directly from another party although our management considers that unlikely. If that were to occur, In that event, there is a possibility that the Company’s stockholders could receive a distribution after payment of our Company’s expenses and repayment of the Seller Contingent Note. However, the Company can provide no assurances that it will be successful in the sale of the shell and stockholders must not assume any benefit would result to them or distribution would be made. In the event of dissolution, it is highly unlikely that stockholders would receive a distribution of any kind.

Included in the liabilities to be assumed by MMAC are the Bridge Loans (as defined in the Asset Purchase Agreement) made by Myers Education, LLC (“Myers Education”), to us, in the principal amount of $419,000. We borrowed this amount from Myers Education in order to provide working capital for our Company. Our Company may borrow prior to the closing of the asset sale an additional $175,000 from Myers Education to provide collateral for a letter of credit required for the renewal and transfer of our Disney Licenses. In that event, the principal amount of the Bridge Loans will be $594,000.

Mr. Burnham has also agreed to continue to guarantee the Westport Credit Facility in the amount of $850,000 for up to 30 months following Closing for which he will be paid a quarterly fee of 0.25% of the average monthly balance of the Westport Credit Facility until the guaranty is released.

We will agree that neither we nor our affiliates will for three (3) years following the Closing engage directly or indirectly in any business in the United States which competes with the Business (as defined in the Asset Purchase Agreement) of our Company (or any portion thereof). Mr. Burnham and Mrs. Burnham will each execute a Non-Competition Agreement whereby each agrees for three years following the Closing not to compete with the Business of our Company within the Restricted Territory (as defined in the Non-Competition Agreement (the form of which is attached as an exhibit to the Asset Purchase Agreement)).

The Asset Purchase Agreement contains customary representations, warranties and covenants (both prior and subsequent to Closing) of the parties and conditions to Closing. See “MATERIAL TERMS OF THE SALE---Representations and Warranties”; “---Pre-Closing Agreements”, “---Conditions to Closing” and “---Post-Closing Agreements.”

The Asset Purchase Agreement and the transactions contemplated therein may be terminated at any time by mutual written agreement of MMAC and us. Either party may terminate if the Asset Purchase shall not have closed on or before March 31, 2010 (subject to the right of MMAC to extend the date under certain circumstances).

We may terminate in the event of a material breach by MMAC of any covenant or agreement, or if any of MMAC’s representations or warranties shall have been inaccurate when made or shall have become inaccurate. We may also terminate if MMAC does not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by us that would result in our failure to satisfy our closing conditions), in which event MMAC must pay us a termination fee of $150,000, which MMAC may pay either in cash or by offset against any or all amounts due under the Bridge Loans, at MMAC’s sole discretion.

MMAC may terminate in the event of a material breach by us of any covenant or agreement, or if any of our representations or warranties shall have been inaccurate when made or shall have become inaccurate; or if there shall have occurred a Seller Material Adverse Effect. MMAC may also terminate if (1) we do not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by MMAC that would result in its failure to satisfy its closing conditions); or (2) if we shall have effected a Seller Adverse Recommendation Change (as defined in the Asset Purchase Agreement); or (3) if we shall have entered into an agreement regarding a Superior Proposal (as defined in the Asset Purchase Agreement), provided that in the case of termination by MMAC because of the events in (1), (2), or (3), we must pay MMAC a termination fee of $250,000. In addition, under certain circumstances, we must pay MMAC’s out-of-pocket expenses upon termination.

Background and Reasons for the Possible Dissolution or Sale of Corporate Shell (page 26)

After execution and delivery of the Asset Purchase Agreement with MMAC, dated December 18, 2009, in the view of our Company’s management, our Company’s alternatives for the future were essentially limited to dissolution of our Company or the negotiation of a sale of our Company’s corporate shell.

Our Board of Directors at its March 17 meeting unanimously (a) authorized the dissolution and liquidation of our Company as soon as practicable after the closing of the asset sale, provided that our management has not determined by such closing an economically viable alternative by which the corporate shell would be sold; (b) authorized the removal of our Common Stock from trading through the facilities of the pink sheets and the deregistration of our Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934; (c) directed that the proposed dissolution be submitted to the holders of our Common Stock for their approval; and (d) resolved to recommend that the holders of our Common Stock approve such dissolution.

In reaching its conclusion, our Board reviewed our Company’s economic condition after the closing of the asset sale (concluding it will be, in effect, a corporate shell), and our continuing obligations which entail accounting and legal expenses, including the obligation to file periodic reports with the SEC until such obligation is suspended or terminated. Our Board was of the view that dissolution was the best course of action but it determined that if our management could identify an economically viable alternative to dissolution, it should be give n that opportunity.

Description of Possible Dissolution or Sale of Corporate Shell (page 26)

Dissolution of our Company under Delaware law requires the approval of the holders of a majority of our issued and outstanding Common Stock which has been obtained by the written consent of the holders of approximately 51.53% of the total issued and outstanding shares of our Common Stock. This written consent is the only stockholder approval required pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws.

Should our Company be dissolved and liquidated, it is highly unlikely that stockholders will receive any distribution whatsoever. Alternatively, if a sale of the shell is determined to be economically viable, is negotiated and closed (through the likely route of a reverse merger), it is possible that a benefit could result to our stockholders. However, our Company can provide no assurances that it would be successful in the sale of the shell and stockholders must not assume any benefit would result to them or distribution would be made.

Risk Factors Regarding Possible Dissolution or Sale of Corporate Shell (page 27)

Neither the dissolution nor a sale of the corporate shell would occur if the asset sale does not close. There are risks which would prevent the asset sale from closing. See “THE SALE OF SUBSTANTIALLY ALL THE ASSETS OF TRUDY CORPORATION---RISK FACTORS” in this Information Statement.

Regulatory and Stockholder Approvals Required in Connection with the Asset Sale (page 27)

No federal or state regulatory approvals or consents are required. Because the written consent of the holders of more than 50% of the issued and outstanding Common Stock has been obtained, stockholder voting requirements have been satisfied and we are not asking for a proxy. You are not requested to send one.

Certain U.S. Federal Income Tax Consequences (page 28)

This summary is intended for general information only and does not purport to be comprehensive.

Our Company

The fair value of the consideration to be received by our Company in the asset sale will be less than the underlying tax bases of the assets sold and, accordingly, our Company will recognize a loss for United States federal income tax purposes from the asset sale. The cancellation of shareholder loans in exchange for the Buyer Note and the Buyer Unit Consideration will result in a gain to our Company; however, this gain is excludable from taxable income under Section 108(a)(1) of the Code. Accordingly, our Company is not expected to incur any liability for federal income tax purposes as a result of these transactions or in the event that our Company is dissolved.

Holders of our Common Stock

For U.S. federal income tax purposes, our stockholders will not recognize a gain or loss from our sale of substantially all of our assets, but will recognize a capital loss equal to their respective federal income tax bases in their respective shares of Common Stock of our Company in the event that our Company is dissolved.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ASSET SALE OR THE POSSIBLE DISSOLUTION OF THE COMPANY. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE ASSET SALE AND POSSIBLE DISSOLUTION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

No Dissenters’ Rights (page 30)

The Company’s stockholders are not entitled to dissenters rights under Delaware law. See “No Dissenters’ Rights”.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND THE DISSOLUTION

The following questions and answers are presented for your convenience only and briefly address some questions you may have about the asset sale. They may not contain all of the information that is important to you. We urge you to read carefully the entire Information Statement.

Q:	Why am I receiving this Information Statement?

A:
This Information Statement describes the transactions relating to the sale of substantially all of our assets to, and the assumption of certain of our liabilities by, MMAC, LLC, the possible dissolution of our Company and the approval of that sale and possible dissolution by written consent of our stockholders. Our board of directors is providing this Information Statement to you pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, solely to inform you of, and provide you with information about, the asset sale before it is consummated.

Q:	Who is entitled to receive this Information Statement?

A:
Stockholders of record as of the close of business on March 17, 2010, the date the stockholders approved the asset sale and possible dissolution, are entitled to receive this Information Statement, which describes the corporate actions that have been approved by the written consent of our stockholders.

Q:	Am I being asked to vote on the asset sale and the dissolution?

A:
No, we are not asking you to vote for approval of the asset sale or of the possible dissolution or to provide your written consent to the asset sale or possible dissolution, because your vote or written consent is not required for approval. The asset sale and the possible dissolution have already been approved by the written consent of the holders of a majority of the Company’s outstanding shares of Common Stock.

Q:	Will there be a stockholder meeting to consider and approve the asset sale and possible dissolution?

A:
No, a stockholder meeting will not be held to consider and approve the asset sale or the possible dissolution. The asset sale and possible dissolution have already been approved by the written consents of our stockholders.

Q:	Will any of the proceeds from the asset sale be distributed to me as a stockholder? Will there be a distribution to me upon dissolution?

A:
No. The consideration for the asset sale consists of the assumption of certain liabilities by MMAC and the delivery of a Buyer Note and Buyer Unit Consideration (as described in the Asset Purchase Agreement) to our Company. The Buyer Note and Buyer Unit Consideration will be delivered by our Company to William W. Burnham, our Chairman and a principal stockholder, in consideration of his agreement to cancel approximately $2.7 million of stockholder loans which he made to us (with the exception of $50,000 which will be owed to Mr. Burnham and retained by our Company for general corporate purposes). Any amount of such $50,000 unspent after one year will be paid to Mr. Burnham. Nothing will be distributed to any of the Company’s stockholders based on their equity holdings in the Company. If our Company is dissolved, it is highly unlikely that stockholders will receive any distribution whatsoever.

Q:	Is the asset sale subject to the satisfaction of any conditions?

A:
 Yes. Before the asset sale may be consummated, certain closing conditions must be satisfied or waived. These conditions are described in this Information Statement in the section entitled “MATERIAL TERMS OF THE SALE---GENERAL DESCRIPTION OF THE TRANSACTION—CLOSING CONDITIONS.” If these conditions are not satisfied or waived, then the asset sale will not be consummated even though it has been approved by written consent.

Q.	Is the dissolution subject to the satisfaction of any conditions?

A:
Yes. The asset sale must be closed before the dissolution may occur and the dissolution will not occur as soon as practicable after the closing of the asset sale if our Company management has determined at that time that an economically viable alternative exists for the sale of the shell.

Q:	When do you expect the asset sale to be consummated and, if consummated, when will the dissolution occur?

A:
We intend to consummate the asset sale on the last day of the month in which all of the remaining closing conditions are satisfied or waived, but not earlier than 20 days after the date this Information Statement is first mailed to the stockholders. We expect to consummate the asset sale on April 30, 2010. The possible dissolution of our Company would follow as soon as practicable thereafter.

Q:	What are the material U.S. federal income tax consequences of the asset sale and of the dissolution?

A:
Our Company will recognize a loss for United States federal income tax purposes from the asset sale and a gain from the cancellation of stockholder loans in exchange for the Buyer Note and the Buyer Unit Consideration. Since our Company has a net operating loss carryover and the gain from the cancellation of the stockholder loans is excludable under Section 108(a)(1) of the Internal Revenue Code, our Company will not incur a liability for federal income tax purposes from the asset sale or in the event that our Company is dissolved.

Our stockholders will not recognize a gain or loss from our sale of substantially all of our assets, but will recognize a capital loss equal to their respective federal income tax bases in their respective shares of Common Stock of our Company in the event that our Company is dissolved.

Q:	What should I do now?

A:	No action by you is required.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this Information Statement, or if you have questions about the asset sale and possible dissolution, then you should contact us as follows:

Trudy Corporation
353 Main Avenue
Norwalk, CT 06850
Attention: Fell C. Herdeg, CFO
(203) 846-2274

BUSINESS OF THE COMPANY

Our Company publishes children’s books, books with read- and sing-along audio tapes and CD’s and designs, manufactures and markets children’s musical instruments, electronics and plush stuffed animals for sale to domestic and international retail and wholesale customers on a returnable and non-returnable basis, sold under the trade names (i.e. imprints) of Studio Mouse, Soundprints, Little Soundprints, Music for Little People and Fetching Books.

The Company sells its products in approximately 50 different channels of trade, both domestically and internationally to, on average, more than 40,000 customers.

Products and Licensing

The Company holds a non-exclusive educational publishing license (the “Disney License”) with Disney Licensed Publishing, an imprint of Disney Children’s Book Group, LLC (“Disney”) for the territories of North America and Spain. The Disney License is effective through December 31, 2010. The license provides for the Studio Mouse imprint to publish certain educational novelty book, audio CDs and download formats for distribution into the licensed territories, as well as Mexico, Russia, nine African countries and many select countries throughout Asia, the Middle East, Eastern Europe, South America and the Caribbean, with more countries pending approval. The licensed characters include core properties such as Disney Princess and Winnie-the-Pooh, selected Disney Channel shows, as well as feature films including Disney-Pixar titles such as “Finding Nemo” “Cars”, and Disney feature films such as “Pirates of the Caribbean” as well as Disney’s own animation releases such as “Chicken Little.” The license also includes Spanish language and Spanish/English bilingual for distribution in North America.

The material published is targeted to a preschool through early elementary school audience and contains early childhood developmental and educational content utilizing popular Disney characters. Since the inception of the license the Company has published over 130 Disney-branded titles in English and Spanish. For the fiscal year ended March 31, 2009 sales of Disney-licensed product represented 41.7% of total sales. In the fiscal year ended March 31, 2008 sales of Disney-licensed product represented 53.4% of total sales. The Disney license requires royalties to be paid.

The Company holds a non-exclusive license from the Smithsonian Institution to create and/or distribute Smithsonian-licensed fiction titles through September 30, 2012. The license, allows for the sale of educational components and bundled kits, under the Soundprints and Studio Mouse imprints, containing realistic wildlife plush toys, storybooks, and audio-books in various formats. For the fiscal year ended March 31, 2009 sales of Smithsonian-licensed product represented 26.5% of total sales. For the fiscal year ended March 31, 2008 sales of Smithsonian-licensed product represented 21.6% of total sales. The Smithsonian license requires royalties to be paid

The Company holds other licenses representing less than 10% of annual revenue, as follows:

	Sales by license for the fiscal years ended March 31,
License	2009	2008
Disney	41.7%	53.4%
Smithsonian	26.5	21.6
Proprietary	10.7	13.1
Sesame Street	3.8	9.4
WGBH	0.0	0.5
All other	17.3	2.0

Marketing and Sales

The Company’s products are sold both nationally and internationally to book, toy, and specialty store resellers, warehouse clubs and book, gift and educational distributors by an in-house sales staff and approximately 100 independent commissioned sales representatives. The Company historically mailed a catalog directly to consumers, schools, and libraries. While this was discontinued in 2004 as a result of poor results, the Company restarted its catalog initiative in the fall of 2008 in conjunction with the purchase of the direct-to-consumer and school and library business assets from Musical Kidz, LLC d/b/a Music For Little People™.

A Vice President of Sales and an assistant, as well as a team of independent representatives call on mass merchandisers and non-returnable specialty book accounts such as Target, Costco, Barnes and Noble, T.J. Maxx and Wal-Mart. They also handle direct sales to international accounts, domestic specialty accounts and other retailers, distributors and wholesalers. The Vice President of Sales also supervises the networks of independent sales representatives who call on all other applicable book, gift and toy sales channels. Two independent sales representatives specifically call on specialty sales customers in the home shopping television, mass merchandiser, door-to-door and display marketing channels. The Vice President of Direct-to-Consumer Sales oversees direct mail and e-commerce sales to consumers and libraries under the Music for Little People™ and Soundprints™ imprints. The Chairman and Director of Corporate Development and the CEO each handle sales development in certain targeted national and international territories.

The Company sells its products to accounts on both a returnable and a non-returnable basis.

Manufacturing and Product Design

Plush and toy product designs are executed with the Company’s oversight by overseas contractors. Book content is created by freelance authors and illustrators working under the direction of and in conjunction with the Company’s editorial and graphic design staff. Audio is produced by sound designers overseen by the Company’s editorial department. Instruments and electronics are developed by skilled manufacturers with the oversight of the Company’s development staff.

The Company manufactures the majority of its products by sub-contracting with independent stuffed toy factories, compact disc duplicators, toy manufacturers and printing plants located in Asia. Toys purchased during the year were purchased from three vendors in China, but the Company has other qualified sources of supply from which it has purchased in the past. Books and audio are procured from multiple vendors in China, Indonesia and Singapore. The Company co-copyrights with the Smithsonian Institution the design of each Smithsonian toy and published work; the design of each Disney toy is owned by Disney. The designs of other stuffed toy products are proprietary to the Company.

The Company does not own any of the Disney-branded and Sesame-branded book and audio products, other than the basic copyrights to its musical compositions and its right to its patented and patent-pending proprietary formats; Disney and Sesame retain all other content rights, and actively manage the release of new products. The Company believes that production could quickly be transferred to other vendors in China or other countries if production were not available from its current vendors or if more favorable pricing became available elsewhere. Printers can also perform certain other functions such as receiving and consolidating stuffed toys from the original manufacturer, creating and printing packaging, and labeling and repacking product combinations for volume orders for drop shipment directly to large customers. Audiocassettes and limited number of CD’s are duplicated domestically in the United States. All other CD’s are duplicated in Hong Kong and China and shipped to the Asian book printer to be inserted into the books. Substantially all purchases are in U.S. dollars.

Trudy Corporation is located at 353 Main Avenue, Norwalk, CT 06851 Telephone: (203) 846-2274.

THE SALE OF SUBSTANTIALLY ALL THE ASSETS OF TRUDY CORPORATION

BACKGROUND AND REASONS FOR THE SALE

In the spring of 2008, our management, including Mr. Burnham, our Chairman and one of our principal shareholders, undertook a review of our long-term prospects to maximize value for our stockholders. As part of its review, our management considered our current condition and future prospects, including our financial condition, results of operations, anticipated capital expenditures, capital structure and outstanding indebtedness.

Management concluded that the sale of the company was in the best interests of the shareholders if an interested party in the children’s educational publishing and/or media business could be found to effect economies of scale. In addition, our Chairman informed our Board of Directors that he could no longer fund the operating losses of the Company as he and his wife had done for the past several years. During the period from 2000 through 2009, Mr. and Mrs. Burnham had personally loaned our Company approximately $5.6 million. Of that amount, $2.9 million has been converted to equity at conversion prices per share ranging from $0.01 to $0.03. All of the stockholder loans, currently outstanding in the amount of approximately $2.7 million, are demand loans.

With the exception of a Term Loan in the amount of $300,000 (closed in February 2004) and the current Credit Line Facility in the amount of $850,000 (also closed in February 2004 for $750,000 and subsequently increased to $850,000 in September 2006), both with Westport National Bank, our Company has been unable to borrow funds from any bank or other lending institution since then. Our Company has had to rely solely for several years on stockholder loans from Mr. Burnham and his decision to cease such loans has had an adverse impact on our Company. Furthermore, Mr. Burnham informed the Board that he was unwilling to convert any more of his stockholder loans to equity and expected to be fully repaid at some point in the future.

Through an introduction by an investment advisory firm, our Company in April 2008, initiated discussions with PCS Edventures!.com (“PCS”) of Boise, Idaho for a possible acquisition of the Company by PCS. Negotiations continued through the Spring of 2009, but it became evident in late May 2009 that reaching agreement with PCS would not be possible due to current worldwide economic conditions and uncertainties in the companies’ respective markets. We issued a joint press release with PCS on June 8, 2009, announcing the termination of discussions.

At the same time, we were faced with a marked deterioration in revenue caused by a downturn in the economy, retraction in retail sales and a reduction in school budgets. Such factors raise substantial doubt about the Company’s ability to continue as a going concern. Total bank and stockholder debt had risen to over $3.8 million with our $850,000 credit line facility exhausted. As an additional concern, our Company had come to a critical juncture regarding our license with Disney Publishing (the “Disney License”), representing between 40% - 60% of the Company’s revenue. The Disney License was due to expire on June 30, 2009. Mr. Burnham, who had personally guaranteed the issuance of a letter of credit to Disney Publishing (required by the terms of our license) and provided collateral therefor in the form of marketable securities in the amount of $500,000, advised our Board that he would not renew his guarantee of the letter of credit to secure the Disney License renewal and guarantee royalty payments which would be due and owing thereunder. Nevertheless, we commenced negotiations for the license renewal with Disney, despite the fact that, upon signing, the Company would be required to pay an advance against royalties of $285,000 and post a letter of credit of $175,000 to secure the royalty guarantee. Without the Disney License and payment to the Company’s vendors of its past obligations (to forestall embargoing shipments to its customers), our Company would have been forced into liquidation. Upon liquidation, sufficient monies could not have been raised from the collection of receivables and the sale of assets to pay off the $850M secured bank credit line, the $2.7MM stockholder loan owed to Mr. Burnham, and trade creditor debt of $2.8MM. In liquidation or bankruptcy, it was improbable that any funds would remain for distribution to stockholders.

As negotiations with PCS were ending, we aggressively began the search for a person or entity interested in acquiring or making an investment in us. Over the preceding five years, our Company and Mr. Palmer, a private investor, had discussed various forms of investment which Mr. Palmer might make in our Company. In May 2009, our Chairman decided to contact Mr. Palmer to determine whether Mr. Palmer would be interested in resuming discussions. Mr. Palmer gave an immediate and positive reply.

At a meeting of our Board of Directors held on June 4, 2009, the Board authorized management to disengage from negotiations with PCS and to negotiate with Mr. Palmer on the basis of a proposed, non-binding term sheet presented by Mr. Palmer to reach agreement on the terms of an asset purchase agreement. Negotiations with PCS were terminated and PCS and we issued a joint press release on June 8, 2009, announcing the disengagement and all further discussions ceased.

Over the course of the summer of 2009, we discussed a basic outline of the terms of a sale by our Company of substantially all of our assets to, and the assumption of certain of our liabilities by, MMAC, LLC (“MMAC”), an affiliate of Mr. Palmer. These discussions included the possibility of bridge loans to tide our Company over until a definitive asset purchase agreement could be negotiated and executed.

These bridge loans would supplement insufficient working capital to finance our operations. Were we not to obtain the loans, we would have been unable to place orders with our printers which were necessary to fulfill orders for the 2009 holiday period satisfy payment of aged debt to these and other creditors

Myers Education, LLC (“Myers Education”), agreed to provide us with a series of bridge loans to cover working capital needs and to provide the cash needed as collateral for the issuance of a letter of credit in favor of Disney, required by Disney as a term of its renewal of the Disney License. The first bridge loan in the amount of $200,000 was closed on November 6, 2009, followed by a second bridge loan in the amount of $73,000 on November 24, 2009. A third bridge loan was made in the amount of $146,000 on December 22, 2009. The aggregate indebtedness under the bridge loans is currently $419,000. There exists the possibility that a fourth loan may be closed prior to Closing in the amount of $175,00 to provide collateral for issuance of the Disney letter of credit. In that event, the aggregate indebtedness under the bridge loans will be $594,000 at Closing.

Negotiations of the terms of an asset purchase agreement and ancillary agreements and documents continued during November. At a meeting on November 5, 2009, the Independent Committee of the Board unanimously determined that the consideration to be paid by MMAC to acquire substantially all of our assets and assume certain of our liabilities constituted fair value to our creditors and stockholders, and recommended to our full Board of Directors that it approve the asset purchase agreement and the transactions contemplated thereby. In reaching its conclusions, the Independent Committee considered our current condition and future prospects, our financial condition, results of operations, the value of our assets and of our banking and shareholder obligations, which had come due, together with those of our other creditors, both secured and unsecured. The Independent Committee noted that, as of the end of our fiscal year 2009 (March 31, 2009), our Company was insolvent with negative working capital of $2,554,236 and negative net worth of $1,333,071. (As of December 31, 2009, our Company remains insolvent with negative working capital of $2,968.207 and negative net worth of $1,970,967. The Committee also considered liquidation as an option and concluded that, after repaying our secured bank loans from the proceeds of liquidation, there would not be sufficient funds to fully pay all of our remaining creditor obligations. Finally, the Committee determined that there were no opportunities for raising much needed capital or other offers to purchase the Company or its assets. The proposed transaction with MMAC would at least result in the assumption of our Company’s bank debt and trade creditors’ accounts payable by MMAC. Absent entering into this transaction, bankruptcy was the only alternative. It is the view of our management and our Board of Directors that, if this transaction with MMAC is not closed, bankruptcy will be the most probable course of action for our Company.

Following the meeting of the Independent Committee, our Board of Directors on November 19, 2009 (with Mr. and Mrs. Burnham having recused themselves) accepted and approved the report of the Independent Committee, and authorized execution and delivery of the asset purchase agreement and approved the transactions contemplated thereby. The Board, in accepting the report of the Independent Committee, determined that the sale of substantially all our assets to MMAC was advisable and in the best interests of our Company, creditors and stockholders and that we should proceed with the sale. The definitive Asset Purchase Agreement was executed and delivered by our Company and MMAC on December 18, 2009. We issued a press release on December 18 with respect to the Asset Purchase Agreement and we filed our Current Report on Form 8-K, with the SEC on December 23, 2009, attaching the Asset Purchase Agreement as an exhibit to our filing.

PARTIES TO THE TRANSACTION

The Company

The Company publishes children’s books, books with read- and sing-along audio tapes and CDs and designs, manufactures and markets children’s musical instruments, electronics and plush stuffed animals for sale to domestic and international retail and wholesale customers on a returnable and non-returnable basis. The Company’s products are sold under the trade names (i.e., imprints) of Studio Mouse, Soundprints, Little Soundprints, Music for Little People and Fetching Books.

Over the past several years, the Company’s Common Stock has been traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol “TRDY.” For various periods of time over the past years (and currently), our Common Stock has been removed from trading on the Bulletin Board and has been traded through the so-called Pink Sheets system as the result of our failure to file periodic reports in a timely fashion with the SEC. We would have to re-apply in order to obtain trading privileges on the Bulletin Board and do not intend to do so in light of the possible dissolution of our Company as soon as practicable after the closing of the asset sale.

Our principal executive offices are located at 353 Main Avenue, Norwalk, Connecticut 06851, and our telephone number is 203 846-2274

MMAC, LLC

MMAC, LLC (“MMAC”) is a Delaware limited liability company, recently formed for the purpose of purchasing our assets. MMAC is an affiliate of Brad Palmer, a private investor. The principal executive offices of MMAC are located at Two Greenwich Office Park, Greenwich, CT 06831, and its telephone number is 203 422-5600.

INTEREST OF CERTAIN PERSONS IN THE ASSET PURCHASE AGREEMENT

Under the terms of the Debt Cancellation and Indemnification Agreement among MMAC, our Company, Mr. Burnham (Chairman and Director of Corporate Development, a member of the Board of Directors and a principal stockholder of our Company) and Mrs. Burnham (a Director and a principal shareholder of our Company), the parties agreed to the cancellation of the Burnham Family Liabilities (but not including the Seller Contingent Note) in consideration of the transfer by the Company to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration at the Closing as described below under “MATERIAL TERMS OF THE SALE.” In addition, Mr. Burnham will receive at Closing the Seller Contingent Note, also described below under “MATERIAL TERMS OF THE SALE.”

Mr. Burnham and Mr. Fred Filoon, a Director of our Company, are the holders of 91% and 1%, respectively, of the equity in Noreast Management, LLC, the landlord from which our Company currently leases its headquarters. As part of the transactions, MMAC will enter into a new four year lease with Noreast on substantially similar terms as the existing lease with our Company.

Mr. Burnham will enter into an employment agreement at Closing with MMAC under which he will become Director, Business Development and an employee at will of MMAC. He may be eligible to participate in MMAC’s 2010 Equity Incentive Plan as determined by the Managing Member of MMAC in its sole discretion.

Ms. Ashley Andersen Zantop (President and Chief Executive Officer and a member of the Board of Directors of our Company) will also enter into an employment agreement at Closing with MMAC under which she will become Chief Executive Officer, President and Publisher and an employee at will of MMAC. She will participate in MMAC’s 2010 Equity Incentive Plan which will provide for restricted stock or stock options of MMAC.

Both Mr. Burnham and Ms. Andersen Zantop will become members of the Board of Directors of MMAC at Closing.

USE OF PROCEEDS

The proceeds from the asset sale consist of the Buyer Note (as defined below) and the Buyer Unit Consideration (as defined below). However, even after the assumption of certain liabilities of MMAC pursuant to the Asset Purchase Agreement, we still have liabilities of $2.7 million and we have no ability to pay this debt. Therefore, we will transfer the Buyer Note and Buyer Unit Consideration to Mr. Burnham in consideration of the cancellation of this debt (with the exception of $50,000 as described below). There are no proceeds to our Company from consideration being paid under the terms of the transactions contemplated. However, cash in the amount of $50,000 will be retained by our Company to supply funding after the Closing for general corporate purposes, including the possible dissolution or sale of the shell. Under the terms of the Seller Contingent Note, any amount of such $50,000 unspent by one year following the Closing will be paid to Mr. Burnham.

RISK FACTORS

All conditions to Closing set forth in the Asset Purchase Agreement must be satisfied or waived in order for the Closing to occur. The following constitute significant risks to consummation of the Closing:

●	If our Company is unable to procure all of the authorizations, consents and approvals of its licensors to the transfer of its licenses to MMAC.

●
If our Company is unable to deliver to MMAC the consent of Westport National Bank to transfer our current credit facility (the “Westport Credit Facility”) to MMAC on terms and with documentation reasonably satisfactory to MMAC and Westport National Bank, which may include assumption by MMAC of the Westport Credit Facility or the entering into of a new replacement facility used by MMAC to repay the Westport Credit Facility.

●	If there occurs an event since December 31, 2008 and prior to the Closing which causes or is likely to cause a Material Adverse Effect (as defined in the Asset Purchase Agreement.

●	If the NAV of our Company is at Closing less than negative $200,000 (-$200,000).

MATERIAL TERMS OF THE SALE

General Description of the Transaction

The following description of material terms of the transaction is qualified in its entirety by reference to the Asset Purchase Agreement, dated as of December 18, 2009 (the “Asset Purchase Agreement”), between the Company and MMAC, which is included with our Form 8-K filed with the SEC on December 23, 2009. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the Asset Purchase Agreement and which is incorporated by reference as though expressly set forth herein.

Subject to the conditions contained in the Asset Purchase Agreement, MMAC has agreed to purchase substantially all of the assets of the Company for the following consideration:

(a)           The issuance of a Promissory Note to our Company in an amount equal to $225,000 (the “Buyer Note”);

(b)           The delivery to our Company of 1,000 units of Series A Preferred Units of MMAC and a number of Common Units of the Buyer, which number and value of Common Units will be determined pursuant to the Amended and Restated Limited Liability Company Agreement of MMAC (the “Operating Agreement”) as described below (the “Buyer Unit Consideration”); and

(c)           The assumption of certain of the Company’s liabilities, including those arising from our on-going business, such as trade and vendor liabilities, and indebtedness under the Company’s $850,000 revolving credit facility with Westport National Bank and under the Bridge Loans (as defined below, estimated at Closing to be in the aggregate amount of $594,000). Were this transaction to have closed on December 31, 2009, the total liabilities assumed would have been approximately $3,293,000.

Not included in the liabilities being assumed by MMAC is the liability to Mr. Burnham, for stockholder loans in the principal amount of approximately $2.7 million (the “Burnham Family Liabilities”), and tax and environmental liabilities, if any, of the Company.

As part of the transaction, Mr. Burnham and his wife (a Director and a principal shareholder of our Company), Mrs. Burnham, will enter into a Debt Cancellation and Indemnification Agreement with MMAC and our Company (described in more detail below), whereby they will agree to the cancellation of the Burnham Family Liabilities (but not including the Seller Contingent Note described below) and to indemnify MMAC and certain affiliates of MMAC in consideration of the transfer by the Company to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration described above.

The net effect of the foregoing is that Mr. Burnham is releasing his right to be repaid approximately $2.7 million by the Company in exchange for the Buyer Note for $225,000 and an equity ownership in MMAC in the form of the Buyer Unit Consideration. Such release does not, however, include the Seller Contingent Note described below in the principal amount of up to $50,000.

Holders of our common stock will not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all the assets to MMAC.

The Buyer Note (Assigned to Mr. Burnham at Closing):

The Buyer Note will be issued in the principal amount of $225,000 and bears interest at the rate of 4.85 % per annum which interest is payable quarterly in arrears. Principal will be paid quarterly, based on a 20-year amortization schedule, and all remaining principal and accrued and unpaid interest shall become due and payable on the fourth anniversary of the Closing.

MMAC has the right to defer quarterly payments of principal and interest in the event that the sum of MMAC’s unrestricted cash plus available credit under the Superior Indebtedness (as defined in the Buyer Note) is less than $150,000 at the end of a fiscal quarter. Mandatory prepayments are provided in the event that a prescribed goal, measured by cash flow from operations, less capital expenditure, is met and if a prescribed goal, measured by cash on hand and available credit under the Westport Credit Facility, is also met. Payments under the Buyer Note are subordinated to all Superior Indebtedness and Superior Equity (as defined in the Buyer Note), including the Westport Credit Facility and the Series B Preferred Units of MMAC. MMAC has a right of set off against payments under the Buyer Note for any amounts owed by Mr. Burnham under the indemnification provisions contained in the Debt Cancellation and Indemnification Agreement. The foregoing description is a summary only and is qualified by reference to the Buyer Note and Debt Cancellation and Indemnification Agreement attached as Exhibits to the Asset Purchase Agreement.

Buyer Unit Consideration (Assigned to Mr. Burnham at Closing):

The Buyer Unit Consideration will consist of 1,000 Series A Preferred Units and a number of Common Units as determined pursuant to the Operating Agreement of MMAC.

The Series A Preferred will have a per unit liquidation preference equal to the Final Closing Date Net Asset Value (“NAV”), divided by 1,000, plus accrued dividends. Were the Closing to have occurred on December 31, 2009, the NAV would have been $71,000. NAV is calculated on the basis of our Company’s balance sheet at Closing and shall be determined in accordance with generally accepted accounting principles (“GAAP”) with certain adjustments, including the discounting of prepublication costs by 25% and the total exclusion of net intangible assets.

The Common Units which constitute the Buyer Unit Consideration will be determined pursuant to the formula provided in the Operating Agreement of MMAC, under which, depending on the NAV, a certain number of Common Units shall be issued (ultimately to be owned by Mr. Burnham) which may range from 0% to 33% of the total number of Common Units of MMAC then issued and outstanding. In the event that NAV is equal to or less than -$200,000, no Common Units shall be issued to the Company for transfer to Mr. Burnham. (Note that it is a condition of Closing that NAV be greater than -$200,000. If this condition were not fulfilled and if MMAC did not waive the condition, no Closing would occur.) Conversely, if NAV is more than $900,000, that number of Common Units to be issued shall not exceed that number which represents 33% of the total issued and outstanding Common Units.

The initial capital contribution of Mr. Burnham to MMAC shall be equal to the NAV.

The Seller Contingent Note:

At Closing, our Company will issue to Mr. Burnham its Seller Contingent Note in an amount of up to $50,000 and enter into a Support Agreement with Mr. Burnham. The Seller Contingent Note shall bear interest at the rate of 4.85% per annum, payable at maturity, and the principal shall be paid on the first anniversary of the Closing. Under the Support Agreement, if, at any time during the one year term of the Note, the Company requires funding for general corporate purposes, including sale of the Company as a shell or dissolution, and the Company does not have sufficient funds, then Mr. Burnham shall promptly make a contribution to the Company in the amount of any such deficiency which shall be an offset to the principal amount of the Note. At the maturity of the Note, to the extent that there remains any principal amount of the Note still due and owing, our Company shall pay over to Mr. Burnham such principal amount. The effect of this arrangement is to provide our Company with cash in the amount of up to $50,000 to cover costs of winding up.

Ownership in MMAC:

The initial capital contribution to MMAC by MMAC Holdings, LLC (“MMAC Holdings”), an affiliate of Mr. Palmer which will serve as the other Member of MMAC (in addition to Mr. Burnham), shall be $181,000 in cash. In consideration of such $181,000, MMAC Holdings shall receive 1,000 Series B Preferred Units, each Unit with a liquidation preference of $181 ($181,000 divided by 1,000 Series B Units).

In addition, as part of the transaction, MMAC shall at Closing assume the Bridge Loans made by Myers Education, LLC (“Myers Education”), to our Company. The amount of the Bridge Loans to be assumed by MMAC is currently estimated at $594,000. Our Company borrowed this amount from Myers Education in order to provide working capital to the Company up to Closing and to provide collateral for a $175,000 letter of credit to satisfy terms of the renewal and transfer to MMAC of our Disney License.

For each $1,000 of liquidation preference of the Series B Preferred and each $1,000 of principal amount of the Bridge Loans, MMAC shall issue 1.667 Common Units to MMAC Holdings. The formula is constructed to assure that MMAC Holdings will own that percentage of Common Units which represents the converse of the number of Common Units represented in the Buyer Unit Consideration. For example, if Mr. Burnham owns 33% of the Common Units, MMAC Holdings will own the remaining 67% of Common Units.

For six (6) months following the Closing, MMAC Holdings or any of its affiliates may make an additional investment in MMAC by purchasing additional Series B Preferred Units at $181 per Unit or by making an additional debt investment on the same terms as the Bridge Loans. For each $1,000 of liquidation preference purchased or each $1,000 of principal amount of loans made, MMAC will also issue (in addition to Series B Preferred Units, if applicable) Common Units at the same ratio as described immediately above. Mr. Burnham shall have preemptive rights with regard thereto.

Other Attributes of Equity of MMAC:

The Series B Preferred ranks in preference to the Series A and to the Common Units. Each Unit of Series A and Series B Preferred is entitled to receive cumulative (annually compounding) dividends at the rate of 7% per annum of such per Unit liquidation value. The Preferred Units (both Series A and Series B) are non-voting. Only the Common Units have a vote.

Possible Dilution of Common Units of MMAC:

MMAC may authorize the issuance of Common Units (which will dilute the Common Units held by Mr. Burnham and MMAC Holdings) to certain executives of MMAC pursuant to its 2010 Equity Incentive Plan. It is currently contemplated that at least 20% of the Common Units may be issued pursuant to the Plan.

The Debt Cancellation and Indemnification Agreement:

As pointed out above, Mr. Burnham and his wife, Mrs. Burnham, will enter into a Debt Cancellation and Indemnification Agreement with MMAC and our Company at Closing. In addition to agreeing to the cancellation of the Burnham Family Liabilities in consideration of the transfer to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration, the Agreement provides the following:

●	Mr. Burnham will continue to guarantee the Westport Credit Facility in the amount of $850,000 up to 30 months following Closing.

●	Mr. Burnham will be paid a quarterly fee of 0.25% of the average monthly balance of the Westport Credit Facility until such guaranty is released or otherwise terminated.

●
Mr. Burnham will indemnify MMAC and its affiliates against any loss any of them may suffer as the result of a breach of a representation or warranty by our Company or any breach or non-fulfillment of any agreement made by our Company in the Asset Purchase Agreement or related documents for a period of 18 months after Closing, except that any claim relating to a third party claim involving a Core Representation (as defined in the Debt Cancellation and Indemnification Agreement) may be asserted until 30 days after the expiration of the applicable statute of limitations.

●	MMAC’s remedy is limited to set off against the Buyer Note and under a Pledge Agreement, covering the equity of MMAC held by Mr. Burnham.

Non-Competition Provisions:

Our Company has agreed that neither it nor any of its affiliates will, for a period of three (3) years following the closing, engage directly or indirectly, in any business in the United States which competes with our Business (or any portion thereof) , as defined in the Asset Purchase Agreement.

In addition, Mr. and Mrs. Burnham will at Closing each execute a Non-Competition Agreement whereby each agrees for a period of three years commencing on the Closing Date, among other things, not to compete with our Business (as defined in the Asset Purchase Agreement) within the Restricted Territory (as defined in the Non-Competition Agreement).

Representations and Warranties:

The Asset Purchase Agreement contains representations and warranties that the Company and MMAC made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and MMAC and may be subject to important qualifications and limitations agreed to by the Company and MMAC in connection with negotiating its terms. The representations and warranties of the Company and MMAC may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating between the Company and MMAC rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Section 4 of the Asset Purchase Agreement contains customary representations and warranties that we made to MMAC regarding, among other things:

●	Our due formation, valid existence and good standing in Delaware with requisite power and authority to carry on our Business.

●	Our requisite corporate authority and power to execute and deliver the Asset Purchase Agreement and the related agreements.

●	Obtaining of requisite authorizations, consents and approvals of Governmental Entities.

●	As to any violation, termination or cancellation of any contract, agreement, license or loan, or creation of lien or encumbrance on any of our properties.

●	Good and marketable title to assets.

●	As to timely filing of reports with the Securities and Exchange Commission.

●	As to our financial statements.

●	As to any material adverse change in our business, financial condition, operations or future prospects since the end of our FY 2009 (March 31, 2009).

●	No undisclosed liabilities.

●	Compliance with applicable laws, including federal, state, local and foreign.

●	No untrue statement of a material fact or omission of a material fact in the Information Statement or in information supplied by us for use in the Schedule 13E-3.

●	Tax matters and compliance with relevant tax laws;

●	Ownership and right to use all Intellectual Property necessary for operation of the Business and no infringement with Intellectual Property rights of third parties.

●	Transactions with Affiliated Parties.

●	No breach or default under any Seller Material Contract.

●	As to our accounts receivable, subject to reserves for bad debts.

●	No outstanding or threatened litigation.

●	As to our employees and their benefits under our employee benefit plans and otherwise.

●	Compliance with all environmental, health and safety laws.

●	As to our solvency at Closing, giving effect to the transactions contemplated herein.

Section 5 of the Asset Purchase Agreement contains customary representations and warranties by MMAC, including the following:

●	Its existence as a limited liability company formed under the laws of Delaware.

●	Its full power and authority to execute and deliver the Asset Purchase Agreement and the related agreements.

●	No violation of any law, rule or regulation of any government to which MMAC is subject.

●	No conflict with any contract, agreement or license to which MMAC is a party.

●	Capitalization.

●	No untrue statement of a material fact or omission of a material fact in the information supplied by MMAC for use in the Information Statement or in the Schedule 13E-3.

Pre-Closing Agreements:

Section 6 of the Asset Purchase Agreement contains agreements between us and MMAC with respect to the period between the execution of the Asset Purchase Agreement and the Closing, including the following:

●	Each party’s use of best efforts to take all action to consummate and make effective the transactions contemplated in the Asset Purchase Agreement.

●	We will give notices to third parties and use our best efforts to obtain third party consents from all those as to which MMAC reasonably may request.

●	We will not take any action outside the Ordinary Course of Business (as defined in the Asset Purchase Agreement).

●	We will each give prompt written notice to the other of any material adverse development.

●	Upon our request, MMAC will cause Myers Education to loan to us $175,000 for our use as collateral for the issuance of the Disney letter of credit (which amount shall be added to the Bridge Loans).

Closing Conditions:

Section 7(b) of the Asset Purchase Agreement contains conditions of closing which must be satisfied or waived before MMAC is obligated to close, including the following conditions:

●	Each of our representations and warranties in the Asset Purchase Agreement shall be true and correct in all material respects as of the Closing Date.

●	We shall have performed and complied with our covenants in the Asset Purchase Agreement in all material respects through the Closing.

●	We shall have obtained all requisite authorizations, consents and approvals.

●
We shall have delivered to MMAC the consent of Westport National Bank to transfer the Westport Credit Facility to MMAC on terms and with documentation reasonably satisfactory to MMAC and Westport National Bank.

●	MMAC shall have agreed to assume the Bridge Loans.

●
No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency or before any arbitrator wherein an unfavorable decision would have certain adverse consequences.

●	MMAC shall have received such termination statements and releases against repayment by us of our Indebtedness as MMAC shall have reasonably requested.

●	Since December 31, 2008, there shall have been no event causing or likely to cause a Material Adverse Effect to us.

●	We shall have renewed our publishing license with Disney on terms satisfactory to MMAC (which terms are set forth in the Asset Purchase Agreement).

●	The NAV as of the Closing shall not be less than negative $200,000 (-$200,000).

Section 7(c) of the Asset Purchase Agreement contains conditions of closing which must be satisfied or waived before we are obligated to close, including the following conditions:

●	Each of MMAC’s representations and warranties in the Asset Purchase Agreement shall be true and correct in all material respects as of the Closing Date.

●	MMAC shall have performed and complied with its covenants in the Asset Purchase Agreement in all material respects through the Closing.

●
No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency or before any arbitrator wherein an unfavorable decision would have certain adverse consequences.

●	Myers Education shall have released us from our obligations under the Bridge Loans, including releasing Mr. Burnham and Mrs. Burnham from their Guaranty of the Bridge Loans.

Post-Closing Agreements:

Section 8 of the Asset Purchase Agreement contains agreements with respect to the period commencing after the Closing, including the following:

●
After the Closing, if any further action is necessary to carry out the purposes of the Asset Purchase Agreement, then, each of the Company and MMAC will take such further action as the other reasonably may request.

●
We will not take any action designed or intended to discourage any lessor, licensor, customer, supplier, or other business associate from maintaining the same business relationships with MMAC after the Closing.

●
We will treat and hold any information concerning the Business that is not already generally available to the public as confidential information and refrain from using or disclosing any of such confidential information except in accordance with the Asset Purchase Agreement.

●
Neither we nor any of our affiliates will during a period of three (3) years from the Closing Date engage directly or indirectly in any business in the United States which competes with our Business (or any portion thereof).

●
We will use our best efforts to obtain the consent of any party or governmental authority to the assignment of any agreement to which we are a party and which requires the consent of such other party or governmental authority. If any such consent shall not have been obtained by Closing, we will cooperate with MMAC to provide it with the benefits under any such agreement.

Remedies for Breaches of Asset Purchase Agreement and Indemnification:

Section 9 of the Asset Purchase Agreement provides for our and MMAC’s respective remedies for breaches and certain indemnification provisions, including the following:

●	None of the representations and warranties contained in the Asset Purchase Agreement shall survive the Closing Date.

●
We agree to indemnify MMAC for, and hold it harmless from, any Adverse Consequences and out-of-pockets expenses arising out of any misrepresentation or breach of any warranty made by us, any breach of an agreement made by us and any Excluded Liability.

●	MMAC has the right to set off against the Buyer Note the amount of any Adverse Consequences suffered by it.

●
MMAC agrees to indemnify us for, and hold us harmless from, any Adverse Consequences and out-of-pockets expenses arising out of any misrepresentation or breach of any warranty made by MMAC and any breach of an agreement made by it.

For additional provisions on indemnification of MMAC by Mr. Burnham under certain circumstances, see General Description of the Transaction--- The Debt Cancellation and Indemnification Agreement, above.

Termination:

Section 10 of the Asset Purchase Agreement provides for the manner in which the Agreement may be terminated, including the following:

●	At any time by mutual written agreement of MMAC and us.

●
By either MMAC or us if the Asset Purchase shall not have been closed on or before the March 31, 2010 (subject to the right of MMAC to extend the date to not later than May 31, 2010 if certain conditions are met) (other than if the failure to close is due principally to the failure of the party seeking to terminate this Agreement).

●	By us:

●
In the event (A) of a material breach by MMAC of any covenant or agreement, or (B) that any of MMAC’s representations or warranties shall have been inaccurate when made or shall have become inaccurate, and such breach or inaccuracy would reasonably be expected to prevent MMAC from consummating the Asset Purchase (subject to certain rights of MMAC to cure).

●
If MMAC does not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by us that would result in our failure to satisfy our closing conditions).

●	By MMAC:

●
In the event (A) of a material breach by us of any covenant or agreement, or (B) that any of our representations or warranties shall have been inaccurate when made or shall have become inaccurate, and such breach or inaccuracy would reasonably be expected to prevent us from consummating the Asset Purchase (subject to certain rights of us to cure).

●	If there shall have occurred any fact or event, change which, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect.

●
If we do not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by MMAC that would result in its failure to satisfy its closing conditions).

●	If we shall have effected a Seller Adverse Recommendation Change (as defined in the Asset Purchase Agreement).

●	If we shall have entered into an agreement regarding a Superior Proposal (as defined in the Asset Purchase Agreement),

Section 10 includes other provisions relating to termination of the Asset Purchase Agreement, including the following:

●
We must pay MMAC a termination fee of $250,000 in the event that MMAC terminates because we do not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by MMAC that would result in its failure to satisfy its closing conditions) , or if we shall have effected a Seller Adverse Recommendation Change (as defined in the Asset Purchase Agreement or if we shall have entered into an agreement regarding a Superior Proposal (as defined in the Asset Purchase Agreement).

●
Under certain circumstances set forth in the Asset Purchase Agreement, we may owe MMAC upon termination MMAC’s documented out-of-pocket expenses reasonably incurred in connection with the Asset Purchase Agreement and the contemplated transactions.

MMAC must pay us a termination fee of $150,000 in the event that we terminate because MMAC does not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by us that would result in our failure to satisfy our closing conditions).

Closing:

The Closing shall take place on the last day of the month in which the conditions to Closing (discussed below) have been satisfied or waived, or otherwise at a time and date mutually agreeable to the Parties after the conditions to Closing are satisfied.

REPORT, OPINION OR APPRAISAL

No report, opinion or appraisal from a third party was requested by our Company with regard to the sale of substantially all of our Company’s assets or the consideration being paid by MMAC. In view of the high cost of obtaining such a report, opinion or appraisal from an outside party and the limited resources of our Company, the members of the Independent Committee of the Board of Directors considered it appropriate to analyze the Company’s financial condition and future prospects and reach the determination that the consideration offered was fair on the basis of management’s production of financial data and the experience and background of such members of the Committee.

THE POSSIBLE DISSOLUTION OF TRUDY CORPORATION OR SALE OF CORPORATE SHELL

BACKGROUND AND REASONS FOR THE POSSIBLE DISSOLUTION OR SALE OF CORPORATE SHELL

After completion of the negotiation and execution and delivery of the Asset Purchase Agreement with MMAC, dated December 18, 2009, our Company’s management reviewed the alternatives available to our Company after the closing of the asset sale. In our management’s view, the alternatives were essentially limited to dissolution of our Company or the negotiation of a sale of our Company’s corporate shell. A sale of the shell would most likely be accomplished by a reverse merger of an operating company into our Company.

Our management recommended to our Board of Directors at its meeting held on March 17, 2010 that our Company take the appropriate action to dissolve our Company as soon as practicable after the closing of the asset sale, provided that our management has not determined by such closing an economically viable alternative to dissolution which it would then recommend as soon as possible for consideration by our Board. Our Board at its March 17 meeting unanimously approved management’s recommendation. Our Board unanimously (a) authorized the dissolution and liquidation of our Company as soon as practicable after the closing, provided that our management has not determined by such closing an economically viable alternative by which the corporate shell would be sold; (b) authorized the removal of our Common Stock from trading through the facilities of the pink sheets and the deregistration of our Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934; (c) directed that the proposed dissolution be submitted to the holders of our Common Stock for their approval; and (d) resolved to recommend that the holders of our Common Stock approve such dissolution.

The Board reached its conclusion after reviewing the following considerations: our Company’s economic condition after the closing of the asset sale will be, in effect, that of a corporate shell. We will have virtually no assets. Our assets will consist of approximately $50,000 in cash to cover general corporate expenses, offset by the Seller Contingent Note (described above in “MATERIAL TERMS OF THE SALE---The Seller Contingent Note”) owed to Burnham in the same amount, plus our net operating loss carryforward (which is of no value unless our Company entered into a transaction with a third party which would enable the net operating loss carryforward to be used). On the other hand, we will have a certain continuing obligations which entail accounting and legal expenses, including the obligation to file periodic reports with the SEC until such obligation is suspended or terminated. Our Board was of the view that dissolution was the best course of action but it determined that if our management could identify an economically viable alternative to dissolution, it should be give n that opportunity. Our management has not identified any such alternative to date and there is no assurance whatsoever that an alternative may be identified by the time of the closing of the asset sale. Therefore, stockholders should not expect any such alternative to arise which would prevent dissolution of our Company as soon as practicable after the closing of the asset sale.

DESCRIPTION OF POSSIBLE DISSOLUTION OR SALE OF CORPORATE SHELL

Dissolution of our Company under Delaware law requires the approval of the holders of a majority of our issued and outstanding Common Stock. The same stockholders, representing approximately 51.53% of the total issued and outstanding shares of Common Stock, who executed the written consent approving the asset sale have also executed a separate written consent, also dated March 17, 2010, approving the dissolution of our Company, provided our management has not determined an economically viable alternative. As was the case with the stockholder approval of the asset sale, this written consent is the only stockholder approval required pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws.

Should our Company be dissolved and liquidated, it is highly unlikely that stockholders will receive any distribution whatsoever.

Alternatively, should a sale of the shell be determined to be economically viable, it would most likely be accomplished by a reverse merger of an operating company into our Company. Our stockholders would retain their stock in our Company but be diluted by the issuance of additional shares of our Company to the stockholders of the merged operating company. In any event, such a reverse merger could result in a benefit to our stockholders. It is also possible that a sale of the shell could be accomplished so that the Company would receive some form of consideration directly from another party. In that event, after payment of our Company’s expenses and repayment of the Seller Contingent Note (described below in “MATERIAL TERMS OF THE SALE---The Seller Contingent Note”), there is a possibility that the Company’s stockholders could receive a distribution. However, our management has not identified any economically viable alternative to date and there is no assurance whatsoever that an alternative may be identified by the time of the closing of the asset sale. Therefore, the Company can provide no assurances that it would be successful in the sale of the shell and stockholders must not assume any benefit would result to them or distribution would be made.

RISK FACTORS REGARDING POSSIBLE DISSOLUTION OR SALE OF CORPORATE SHELL

Neither the dissolution nor a sale of the corporate shell would occur if the asset sale does not close. There are risks which would prevent the asset sale from closing. See “THE SALE OF SUBSTANTIALLY ALL THE ASSETS OF TRUDY CORPORATION---RISK FACTORS” in this Information Statement.

REGULATORY AND STOCKHOLDER APPROVALS REQUIRED IN CONNECTION WITH THE SALE AND POSSIBLE DISSOLUTION

No federal or state regulatory approvals or consents are required in order to close the transactions contemplated or dissolve our Company. Because the written consent of the holders of more than 50% of the issued and outstanding Common Stock of our Company has been obtained, the stockholder voting requirement of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws has been satisfied. We are not asking for a proxy and you are not requested to send one.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE AND POSSIBLE DISSOLUTION

The following discussion is a summary of the material U. S. federal income tax considerations that may be relevant to the sale of the Company’s assets and cancellation of certain of its indebtedness. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”); the final, temporary and proposed Treasury regulations promulgated thereunder; administrative rulings of the Internal Revenue Service and court decisions, all as of the date hereof. These authorities are subject to change (possibly on a retroactive basis), which may result in U.S. federal income tax consequences that are different than those discussed below. This summary is intended for general information only and does not purport to be comprehensive.

Our Company

The fair value of the consideration to be received by our Company in the asset sale will be less than the underlying tax bases of the assets sold and, accordingly, our Company will recognize a loss for United States federal income tax purposes from the asset sale. The cancellation of shareholder loans in exchange for the Buyer Note and the Buyer Unit Consideration will result in a gain to our Company; however, this gain is excludable from taxable income under Section 108(a)(1) of the Code. Accordingly, our Company is not expected to incur any liability for federal income tax purposes as a result of these transactions or in the event that our Company is dissolved.

Holders of our Common Stock

For U.S. federal income tax purposes, our stockholders will not recognize a gain or loss from our sale of substantially all of our assets, but will recognize a capital loss equal to their respective federal income tax bases in their respective shares of Common Stock of our Company in the event that our Company is dissolved.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ASSET SALE OR THE POSSIBLE DISSOLUTION OF THE COMPANY. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE ASSET SALE AND POSSIBLE DISSOLUTION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF THE ASSET SALE

The asset sale will be accounted for as a sale of assets transaction. At the closing of the asset sale, any excess or deficiency, as the case may be, in the purchase price received by our Company, less transaction expenses, over the net book value of the net assets sold will be recognized in additional paid in capital, as it is a related party transaction. Subsequent to the sale, management may dissolve our Company, resulting in no distribution to shareholders.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Ownership of Management

Set forth in the following table is the beneficial ownership of Common Stock of the Company as of January 11, 2010, for all directors and named executive officers and all directors and executive officers as a group.

Trudy Common Beneficially Owned by Executive Officers (O) and Directors (D)
Title of Class	Name of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Common	William W. Burnham(2)	D, O	187,584,467	26.76
Common	Alice B. Burnham(2)	D	129,503,806	18.48
Common	Ashley C. Andersen Zantop	D, O	33,673,808	4.80
Common	Fred M. Filoon	D	14,650,000	2.12
Common	Patty Sullivan	D	2,084,000	0.33
Common	Bradford Mead	D	1,600,000	0.23
Common	Fell C. Herdeg(3)	O	1,300,000	0.19
Common	Hakim Bangash	D	1,200,000	0.17
Common	William Sondheim	D	1,200,000	0.17
All Directors and Executive Officers as a Group (9 persons)			372,796,081	53.25

1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of the Company’s Common Stock shown as beneficially owned by them.

2)	Husband and wife.

3)	Son-in-law of Mr. and Mrs. Burnham

Common Stock Ownership of Certain Beneficial Owners

Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than 5% of any class of the Company’s voting securities as of January 11, 2010.

5% or More of Trudy Common Beneficially Owned
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership(1)	Percent of Class
Common	Mr. William W. Burnham (2) 241 White Oak Shade Road New Canaan, CT 06840	187,584,467	26.76
Common	Mrs. Alice B. Burnham (2) 241 White Oak Shade Road New Canaan, CT 06840	129,503,806	18.48
Common	Musical Kidz LLC P.O. Box 1429 Redway, CA 95560	77,289,987	11.03

1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of the Company’s Common Stock shown as beneficially owned by them.

2)	Husband and wife.

NO DISSENTERS’ RIGHTS

Stockholders of the Company are not entitled to appraisal or dissenters’ rights under Delaware law or the Company’s Certificate of Incorporation or Bylaws.

DISTRIBUTION OF INFORMATION STATEMENT

We will pay the costs of distributing this Information Statement. The distribution will be made by mail.

FINANCIAL INFORMATION

The Company’s financial statements for the years ended March 31, 2008 and March 31, 2009 are included in our respective annual reports on Form 10-K for fiscal year 2008 and fiscal year 2009, both of which were filed with the SEC. You should read our annual reports on Form 10-K for both fiscal years, our quarterly reports on Form 10-Q for the periods ended June 30, 2009, September 30, 2009 and December 31, 2009 and all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Information Statement and prior to the Closing of the contemplated transactions. We will provide a copy of these documents (excluding their exhibits) at no charge by first class mail or other equally prompt means within one business day of receipt of your written or oral request. Requests for such documents should be directed to Fell C. Herdeg, Trudy Corporation, 353 Main Avenue, Norwalk, CT 06851, tel. no. (203) 846-2274.

DELIVERY OF INFORMATION STATEMENT TO STOCKHOLDERS SHARING AN ADDRESS

One Information Statement is mailed to multiple stockholders sharing the same address unless the Company receives contrary instructions from one or more of the stockholders. Please direct your written or oral request for additional Information Statements or Form 10-Ks to the person and address and tel. no. noted immediately above in “FINANCIAL INFORMATION.” If multiple stockholders sharing the same address are receiving multiple copies of Information Statements or Form 10-Ks and only wish to receive one copy at such address, please direct such request to the person and address noted above.

WHERE TO OBTAIN MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and file reports and other information required under the Exchange Act with the SEC. Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials and information from the SEC can be obtained at existing published rates from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge. When requesting such materials and information from the SEC, please reference the Company’s SEC file number, which is “000-16056.”

Because the asset sale may be considered a “going private” transaction, the Company, MMAC, Mr. Burnham, Ashley Andersen Zantop, and Fell Herdeg have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed asset sale. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.